Common Stock Follow-on and Contingent Convertible Perpetual Non-Cumulative Preferred Stock

June 2008

CITIZENS
REPUBLIC BANCORP

Forward-Looking Statement and Additional Information

Discussions and statements in this presentation that are not statements of historical fact, including statements that include terms such as "will," "may," "should," "believe," "expect," "anticipate," "estimate," "project," "intend," and "plan," including without limitation future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts, are forward-looking statements that involve risks and uncertainties. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information. Factors that could cause or contribute to such differences include, without limitation, risks and uncertainties detailed from time to time in Citizens' filings with the Securities and Exchange Commission.

Other factors not currently anticipated may also materially and adversely affect Citizens' results of operations, cash flows, and financial position. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this presentation are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Citizens has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offerings to which this communication relates. Before you invest, you should read the preliminary prospectus supplements dated June 5, 2008, the accompanying prospectus dated September 21, 2006 and other documents we have filed with the SEC for more complete information about Citizens and these offerings. You may obtain these documents and other documents Citizens has filed for free by visiting the SEC's web site at www.sec.gov. Alternatively, Citizens, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplements and accompanying prospectus if you request them by contacting Morgan Stanley & Co. Incorporated, 180 Varick Street, 2nd Floor, New York, NY 410014, Attention: Prospectus Department, email: prospectus@morganstanley.com, telephone (866) 718-1649 or Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220, telephone (877) 858-5407, facsimilie (718) 765-6734.

Recent Actions to Position Company for Growth

Goodwill Impairment

- **Approximately $180 million non-cash, not tax-deductible impairment charge related to the Specialty Commercial line of business**
  - Primarily the result of commercial real estate
- **No impact to tangible equity or regulatory capital ratios**
- **Will not adversely affect Citizens' overall liquidity position**
- **This is an estimate according to SFAS 142**
  - The final entry will be booked later in the quarter after a more extensive valuation is completed

Credit Writedown

- **$47.1 million pre-tax ($30.6 million after-tax) fair market value adjustment**
- **$38.5 million pre-tax fair market value adjustment as a result of transferring $131.4 million of NPLs to held for sale status**
  - Commercial real estate and residential mortgage NPLs
- **$8.6 million pre-tax fair market value adjustment as a result of additional marks to existing HFS and ORE**
- **Significantly improves the LLR/ NPLs ratio**
- **Lowers NPAs/ total loans + ORAA ratio**
- **Provides ability to selectively sell in secondary market**

$47.1 Million Credit Writedown

Detail of Actions Taken in May 2008 and Resulting Key Ratios

- **Fair market value adjustments reflect an expected protracted period of loan workout in the Midwest**
- **Moving loans to HFS requires the loans to be marked to market**
- **Allows for selected sales of nonperforming assets or more aggressive workout**

($ in millions)

	Current 3/31/08			Gross	Charge/	1Q08 After the May 2008 Actions	
	NPAs	O/S	Description of Action Taken	Transfer	MTM	NPAs	O/S
Land, Construction & Development (CRE)	$ 103.8	$ 591.5	Transfer portion to HFS at fair value	$ 59.2	$ 11.6	$ 44.6	$ 532.3
Other CRE	64.0	2,582.9	Transfer portion to HFS at fair value	26.8	6.5	37.2	2,556.1
Commercial and Industrial	20.3	2,653.8	n/a			20.3	2,653.8
Total Commercial Loans	188.1	5,828.2				102.1	5,742.2
Residential Mortgage	45.8	1,393.8	Transfer portion to HFS at fair value	45.4	20.4	0.4	1,348.4
Home Equity	8.9	1,231.2	n/a			8.9	1,231.2
Direct Consumer	4.6	300.7	n/a			4.6	300.7
Indirect Consumer	1.7	818.9	n/a			1.7	818.9
Loans 90+ days still accruing & restr.	4.4	n/a	n/a			4.4	n/a
Total NPL/Portfolio Loans	253.5	$ 9,572.8		131.4	38.5	122.1	$9,441.4
Nonperforming Held for Sale	22.8	81.5	Updated fair value measurement		2.7	20.1	78.8
Nonperforming Held for Sale - New						92.9	92.9
Other Repossessed Assets Acquired	50.3	50.3	Updated fair value measurement		5.9	44.4	44.4
Total Nonperforming Assets	$ 326.6				$ 47.1	$ 279.5	
LLR/ NPL	70%					145%	
NPAs/ Total Loans + ORAA	3.39%					2.95%	

Improved Credit Quality Metrics

1Q08 After the May 2008 Actions

NPLs/ Loans



3.00%
2.50%
2.00%
1.50%
1.00%
0.50%
0.00%
2.65%
1.29%
1Q08
1Q08 After the May 2008 Actions

NPAs/ Total Loans + ORAA



4.00%
3.00%
2.00%
1.00%
0.00%
3.39%
2.95%
1Q08
1Q08 After the May 2008 Actions

Reserves/ NPLs



200%
150%
100%
50%
0%
70%
145%
1Q08
1Q08 After the May 2008 Actions

Reserves/ Loans



2.50%
2.00%
1.50%
1.00%
0.50%
0.00%
1.84%
1.87%
1Q08
1Q08 After the May 2008 Actions

Credit Loss Expectations

9 Month Forecast

- **CRBC Forecast is before the $47.1 million pre-tax credit writedown**
- **The CRBC Forecast represents expected losses in the next 3 quarters due to nonperforming loan migration and watch process reviews**
- **The Stress Scenario represents a hypothetical accelerated loss level analysis based on historical peak industry loss levels**

($ in millions)

	Balance 3/31/08	NPLs 3/31/08	NCOs		NCOs Remaining 9 Months of 2008	
			4Q07	1Q08	CRBC Forecast	Stress Scenario
Land, Construction & Development	$592	$104	$8.5	$8.3	$37.0	$80.9
CRE	2,583	64	2.2	0.8	8.8	19.1
Total CRE	3,174	168	10.7	9.1	45.8	100.0
C&I Loans	2,654	20	1.4	0.9	6.0	15.0
Residential Mortgage	1,394	46	2.0	1.8	6.3	10.0
Home Equity	1,231	9	1.7	2.3	9.3	20.0
Direct Consumer	301	5	0.6	0.7	2.4	3.0
Indirect Consumer	819	2	3.3	2.6	9.2	15.0
Loans > 90 days		4	0.0	0.0	0.0	0.0
Total Loans	$9,573	$254	$19.7	$17.4	$79.0	$163.0
Implied Annual Net Charge-offs (%)			*0.84%*	*0.74%*	*1.10%*	*2.27%*
Provision			$6.1	$30.6	$80.0	$180.0

Pro Forma Capital Position

- Projections assume impact of $200 million common stock and contingent convertible perpetual non-cumulative preferred stock
- IBES earnings adjusted for the $47.1 million pre-tax credit writedown, approximately $180 million of goodwill impairment and issuance costs
- Assumes a marginal tax rate of 35% and no loan growth

Tangible Common Equity / Tangible Assets [(1)]


10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
6.1%
7.2%
7.6%
7.1%
3/31/08
1Q08 After the May & June 2008 Actions
12/31/08 CRBC Forecast
12/31/08 Stress

Tier 1 Capital Ratio


12.0%
9.0%
6.0%
3.0%
0.0%
9.0%
10.6%
11.2%
10.6%
3/31/08
1Q08 After the May & June 2008 Actions
12/31/08 CRBC Forecast
12/31/08 Stress

Tier 1 Leverage Ratio


10.0%
8.0%
6.0%
4.0%
2.0%
0.0%
7.4%
8.6%
8.9%
8.4%
3/31/08
1Q08 After the May & June 2008 Actions
12/31/08 CRBC Forecast
12/31/08 Stress

Total Capital Ratio


15.0%
12.0%
9.0%
6.0%
3.0%
0.0%
11.3%
12.9%
13.4%
12.8%
3/31/08
1Q08 After the May & June 2008 Actions
12/31/08 CRBC Forecast
12/31/08 Stress

Note: Per Wall Street EPS estimates of $0.50 for the remaining nine months of 2008; projections assume no loan growth; base case provisions of $80 million and stress case provisions of $180 million for the remaining nine months of 2008.

(1) Assumes the contingent convertible perpetual non-cumulative preferred stock is converted into common equity.